Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Boundless Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(a)	7,187,500	$17.00	$122,187,500	0.0001476	$18,034.88
	Total Offering Amounts					$122,187,500		$18,034.88
	Total Fees Previously Paid							14,760.00
	Total Fee Offsets							—
	Net Fee Due							$3,274.88

(1)	Includes 937,500 shares of common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.